UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2011
VWR FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Matsonford Road P.O. Box 6660 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 386-1700
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Friday, August 5, 2011, at 9:00 AM (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter ended June 30, 2011. A copy of the press release issued by the Company on August 2, 2011, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on August 2, 2011.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
Adjusted EBITDA
Management’s presentation will include a discussion of earnings before interest, taxes, depreciation and amortization, as adjusted for certain items described below (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net (loss) income for the three and six months ended June 30, 2011 and 2010. Net (loss) income is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.
Adjusted EBITDA should not be considered as an alternative to net (loss) income or any other GAAP measure of performance or liquidity. Our calculation of Adjusted EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments, and includes certain other adjustments described below. Adjusted EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
Reconciliation of Reported Net (Loss) Income to Adjusted EBITDA
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net (loss) income (GAAP)	$(8.6)	$40.9	$(35.2)	$79.3
Income tax provision	6.3	28.7	1.4	49.0
Interest expense, net	51.9	49.3	99.4	103.0
Depreciation and amortization	30.2	28.7	59.6	57.4
Net unrealized translation loss (gain)	14.7	(71.1)	64.2	(128.6)
Non-cash equity compensation expense	0.9	0.9	1.8	1.7
Charges associated with cost reduction initiatives	—	3.0	—	3.0
Acquisition related costs	—	—	0.8	—

Adjusted EBITDA (Non-GAAP)	$95.4	$80.4	$192.0	$164.8

As reflected in the reconciliation above, the Company recorded certain significant income or expenses during the three and six months ended June 30, 2011 and 2010:
•
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and six months ended June 30, 2011 include net unrealized translation losses substantially related to the strengthening of the Euro against the U.S. dollar. The Company’s results for the three and six months ended June 30, 2010 include net unrealized translation gains substantially related to the weakening of the Euro against the U.S. dollar.

•
During the three and six months ended June 30, 2011 and 2010, the Company recorded non-cash charges for equity compensation. During the three and six months ended June 30, 2011, the Company recorded charges associated with cost reduction initiatives in our North American Lab business. During the six months ended June 30, 2011, we recorded certain acquisition-related charges relating to the sale of inventories revalued at the date of acquisition.

Net Debt
Management’s presentation also will include a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. The table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(in millions)

	June 30,	March 31,	December 31,
	2011	2011	2010
Total debt (GAAP)	$2,947.2	$2,906.7	$2,757.7
Less:
Cash and cash equivalents	(154.6)	(143.1)	(142.1)
Compensating cash balance	(135.7)	(107.7)	(85.4)

Net Debt (Non-GAAP)	$2,656.9	$2,655.9	$2,530.2

Net Leverage
Management’s presentation also will include a discussion of the ratio of Net Debt to Adjusted EBITDA for the latest twelve month period, to be referred to as the Company’s “Net Leverage” as of a point in time. This financial ratio is not itself a non-GAAP measurement but it consists of the non-GAAP measures described and reconciled above. The table below provides the calculation of Net Leverage that will be discussed during management’s presentation.

	June 30,		March 31,		December 31,
	2011		2011		2010
Net Debt	$2,656.9		$2,655.9		$2,530.2
LTM Adjusted EBITDA	$385.4		$370.4		$358.2
Net Leverage	6.9	X	7.2	X	7.1	X

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: August 5, 2011	By:	/s/ Theresa A. Balog

		Name:	Theresa A. Balog
		Title:	Vice President and Corporate Controller